Exhibit 99.1

Bio-Path Holdings’ Data to be Presented at 57th American Society of Hematology (ASH) Annual Meeting

Jorge Cortes, M.D., of MD Anderson Cancer Center to present poster with data from Phase I and Ib clinical trials of BP-100-1.01 (Liposomal Grb-2 antisense) in blood cancers

Patient in Phase 1b combination therapy trial achieved complete remission

HOUSTON—November 5, 2015 – Bio-Path Holdings, Inc., (NASDAQ: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that Dr. Jorge Cortes, Deputy Chair of the Department of Leukemia at the University of Texas MD Anderson Cancer Center and Chair of Bio-Path’s Scientific Advisory Board, will present data from Bio-Path’s Phase I and Ib clinical trials of its lead product candidate BP-100-1.01 (Liposomal Grb-2 antisense) in the treatment of blood cancers during a poster session at the 57th American Society of Hematology (ASH) Annual Meeting in Orlando, Florida.

Details for the poster presentation are as follows:

Title: “Safety, Pharmacokinetics, and Efficacy of BP-100-1.01 (Liposomal Grb-2 Antisense Oligonucleotide) in Patients with Refractory or Relapsed Acute Myeloid Leukemia (AML), Philadelphia Chromosome Positive Chronic Myelogenous Leukemia (CML), Acute Lymphoblastic Leukemia (ALL), and Myelodysplastic Syndrome (MDS)”

Session Name: 616. Acute Myeloid Leukemia: Novel Therapy, excluding Transplantation: Poster III

Date: Monday, December 7, 2015

Presentation Time: 6:00 p.m. - 8:00 p.m. Eastern Time

Location: Hall A, Orange County Convention Center

The poster will highlight results from Bio-Path’s Phase I and Ib clinical trials in patients with blood cancers, notably the complete remission (CR) of one patient with advanced acute myeloid leukemia (AML) who was treated with BP-100-1.01 in combination with low-dose cytarabine (LDAC) chemotherapy and another patient with chronic myelogenous leukemia (CML) who showed significant reduction (81 percent to 5 percent) in bone marrow blasts. The results suggest possible disease inhibition with BP-100-1.01 treatment.

The full abstract can be found at https://ash.confex.com/ash/2015/webprogram/Paper84781.html.

For more information on the ASH Annual Meeting, visit http://www.hematology.org/Annual-Meeting/.

About BP-100-1.01

BP-100-1.01 is a neutral-charge, liposome-incorporated antisense drug substance designed to inhibit Grb-2 protein expression. The protein Grb-2 is essential to cancer cell signaling because it is utilized by oncogenic tyrosine kinases to induce cancer progression. Suppressing the function or expression of Grb-2 should interrupt its vital signaling function and have a therapeutic application in cancer.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology, DNAbilize™, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP-100-1.01, is in a Phase II study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Kara Andress

Investor Relations

Bio-Path Holdings, Inc.

832-742-1357

Steve Silver

Rx Communications Group, LLC

917-322-2569

ssilver@rxir.com

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com